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                                                                     EXHIBIT 5.2


                    [LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]





                                  June 5, 1998





NEXTLINK Communications, Inc.
155 108th Avenue N.E., 8th Floor
Bellevue, Washingtn 98004


Ladies and Gentlemen:

         We have acted as counsel to NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission on May 29, 1998 of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") relating to the proposed issuance by the Company, in exchange for $335,000,000 aggregate principal amount of its 9% Senior Notes due 2008 (the "Old Notes"), of $335,000,000 aggregate principal amount of its 9% Senior Notes due 2008 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture dated as of March 3, 1998 (the "Indenture"), as supplemented by a First Supplemental Indenture dated as of June 3, 1998 (the "Supplemental Indenture") among the Company and The United States Trust Company, as trustee.

         We have examined the originals or copies of such documents, certificates and records as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

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NEXTLINK Communications, Inc.
June   , 1998
Page 2



         The law covered by opinions expressed herein is limited to the Federal law of the United States, the law of the State of Washington and the General Corporation Law of the State of Delaware.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has the corporate power and authority to own and operate its properties and assets and to conduct its business as described in the Registration Statement.

         2. The Indenture was duly executed and delivered by the Company's predecessor and constitutes the valid and binding obligation of the Company as the result of the merger of the Company's predecessor into the Company, with the Company as the surviving corporation. The Supplemental Indenture was duly executed and delivered by the Company.

         3. The Company has corporate power and authority to issue, execute and deliver the New Notes, and the issuance, execution and delivery of the New Notes have been duly authorized by all necessary corporate action on the part of the Company.

         This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

         We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,



/s/ Davis Wright Tremaine LLP